Exhibit 99.1

For additional information, contact: E.L. Spencer, Jr. President, CEO and Chairman of the Board (334) 821-9200

Press Release – February 14, 2017

AUBURN NATIONAL BANCORPORATION, INC.

DECLARES QUARTERLY DIVIDEND

AUBURN, Alabama – On February 14, 2017, the Board of Directors of Auburn National Bancorporation, Inc. (Nasdaq: AUBN) declared a first quarter $0.23 per share cash dividend, payable March 27, 2017 to shareholders of record as of March 10, 2017. This represents a 2.2% increase over dividends declared for the first quarter of 2016. On an annual basis, the cash dividend paid to shareholders has increased in 21 of the last 22 years.

About Auburn National Bancorporation, Inc.

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $832 million. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System and has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates full-service branches in Auburn, Opelika, Valley, and Notasulga, Alabama. In-store branches are located in the Kroger and Walmart SuperCenter stores in Opelika. The Bank also operates a commercial loan production office in Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.